SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(A) of the
                         Securities Exchange Act of 1934
                                (Amendment No. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]    Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X]    Definitive Proxy Statement

[ ]    Definitive Additional Materials

[ ]    Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               Shop At Home, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

  C. Michael Norton, Wyatt, Tarrant & Combs, 2525 West End Avenue, Suite 1500,
                           Nashville, Tennessee 37203
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

[ ] Fee paid previously with preliminary materials:

[ ] Check box if  any  part  of  the  fee  is  offset as  provided  by  Exchange
    Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)      Amount Previously Paid:

     (2)      Form, Schedule or Registration Statement No.:

     (3)      Filing Party:

     (4)      Date Filed:

                               SHOP AT HOME, INC.
                           5388 Hickory Hollow Parkway
                            Antioch, Tennessee 37013


                    Notice of Annual Meeting of Shareholders
                         to be held on November 17, 2000


         Notice is hereby given that the Annual Meeting (the "Meeting") of Shareholders of Shop At Home, Inc. (hereinafter called the "Company"), will be held at the offices of the Company, located at 5388 Hickory Hollow Parkway, Antioch, Tennessee, 37013, on November 17, 2000, at 10:00 a.m. Central Standard Time, for the following purposes:

         (1) To consider and to vote upon the election of six (6)directors to serve until the next annual meeting and until their successors are duly elected and qualified;

         (2) To consider and to vote upon the approval of the issuance of Common Stock upon conversion of the Company's Series B Convertible Preferred Stock, in payment of dividends thereon and upon exercise of the warrants, in excess of 19.99% of the number of shares of common stock outstanding on June 30, 2000.

         (3) To transact such other business as may properly come before the meeting or any adjournment thereof.

         Information regarding the matters to be acted upon at the Annual Meeting is contained in the Proxy Statement accompanying this Notice. The Annual Meeting may be adjourned from time to time without notice, other than the announcement of the adjournment at the Annual Meeting or any adjournment or adjournments thereof, and any and all business for which notice is hereby given may be transacted at any such adjourned Meeting.

         The Board of Directors has fixed the close of business on October 2, 2000, as the record date for the determination of shareholders entitled to notice of, and to vote at, the Meeting.

                                              By Order of the Board of Directors

                                              George J. Phillips, Secretary
Nashville, Tennessee
October 20, 2000

YOUR REPRESENTATION AT THE MEETING IS IMPORTANT. TO ENSURE YOUR REPRESENTATION, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY. SHOULD YOU DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AS PROVIDED IN THE ACCOMPANYING PROXY STATEMENT, AT ANY TIME BEFORE IT IS VOTED.

                                                  TABLE OF CONTENTS

Information Concerning the Solicitation..................... ..................1

Security Ownership of Certain Beneficial Owners................................2

Proposal No. 1 -- Election of Directors........................................3
         Director Nominees.....................................................3
         Security Ownership of Management and Directors........................4
         Other Executive Officers..............................................5
         Remuneration of Directors and Officers................................6
         Summary Compensation..................................................6
         Option Grants in Last Fiscal Year.....................................7
         Option Exercises in Last Fiscal Year and Fiscal
                   Year-End Option Values......................................9
         Employment Agreements.................................................9
         Compensation of Directors............................................11
         Omnibus Stock Incentive Plan.........................................11
         1999 Employee Stock Option Plan......................................11
         Transactions with Management and Directors...........................12
         Compensation Committee Interlocks and Insider Participation..........12
         Transactions with Related Parties....................................12
         Report on Executive Compensation.....................................13
         Compensation Philosophy and Policies for Executive Officers..........13
         Base Salary..........................................................13
         Annual Bonus.........................................................14
         Long-Term Incentives.................................................14
         Chief Executive Compensation.........................................15
         Stockholder Return Comparisons.......................................15
         Compliance with Section 16(a) of the Exchange Act....................16

Proposal No. 2 - Approval of Issuance of Common Stock.........................16
         Background...........................................................16
         Waiver and Agreement.................................................16
         Rule 4460 of the Nasdaq Stock Market.................................17
         Consequences of the Vote to Approve or Not to Approve the
                   Issuance of Common Stock Under Rule 4460...................17
         Conversion Rate of the Series B Preferred Stock......................18
         Dividends............................................................18
         Additional Information Regarding the Terms of the
                   Series B Preferred Stock and Warrants......................19
         Vote Required........................................................19
         Recommendation of the Board of Directors.............................19

Proposal No. 3 -- Other Business..............................................20

Other Information.............................................................20
         Interests of Company Affiliates......................................20
         Proposals of Shareholders............................................20
         Cost of Solicitation of Proxies......................................20
         Annual Report........................................................20

                               SHOP AT HOME, INC.
                           5388 Hickory Hollow Parkway
                            Antioch, Tennessee 37013
                                 (615) 263-8000


                                 PROXY STATEMENT
                                       For
                         ANNUAL MEETING OF STOCKHOLDERS


                     INFORMATION CONCERNING THE SOLICITATION

         The accompanying proxy is solicited by the Board of Directors of Shop At Home, Inc. (the "Company"), for use at the Annual Meeting of Shareholders to be held on November 17, 2000, and any adjournments thereof, notice of which is attached hereto.

         This Proxy Statement and the Annual Report of the Company for the fiscal year ended June 30, 2000, have been mailed on or about October 20, 2000, to all shareholders of record on October 2, 2000.

         The purposes of the Annual Meeting are: [1] to consider and to vote upon the election of six (6) directors; [2] to consider and to vote upon the approval of the issuance of Common Stock upon conversion of the Company's Series B Convertible Preferred Stock, in payment of dividends thereon and upon exercise of the warrants, pursuant to Rule 4460 of the Nasdaq Stock Market; and [3] to consider such other business as may properly come before the meeting or any adjournment thereof.

         A shareholder of record who signs and returns a proxy in the accompanying form may revoke that proxy at any time before the authority granted thereby is exercised (i) by attending the Annual Meeting and electing to vote in person, (ii) by filing with the Secretary of the Company a written revocation, or (iii) by duly executing and filing with the Secretary of the Company a proxy bearing a later date. Unless so revoked, the shares represented by the proxy will be voted at the Annual Meeting. Where a choice is specified on the proxy, the shares represented thereby will be voted in accordance with that specification. If no specification is made, all shares will be voted: FOR the election of all director nominees; and FOR the approval of the issuance of shares of Common Stock.

         The Board of Directors knows of no other matters that are to be brought to a vote at the Annual Meeting. If, however, any other matter does come before the meeting, the persons appointed in the proxy, or their substitutes, will vote in accordance with their best judgment on such matters.

         The Board of Directors has fixed the close of business on October 2, 2000 (the "Record Date") as the record date for the Annual Meeting. The Company's only class of securities entitled to vote is its Common Stock, $.0025 par value per share ("Common Stock"). On the Record Date, the Company had outstanding 31,266,787 shares of Common Stock. Only shareholders of record at the close of business on the Record Date will be entitled to vote at the Annual Meeting. Shareholders will be entitled to one vote for each share held, which vote may be given in person or by proxy authorized in writing.

         Under the Tennessee Business Corporation Act (the "Act") and the Company's Bylaws, the presence, in person or by proxy, of a majority of the outstanding shares of the Company's Common Stock is necessary to establish a quorum of the Company's shareholders for the purpose of taking action at the Annual Meeting. For these purposes, shares which are present or represented by a proxy at the Annual Meeting will be counted for quorum purposes, regardless of whether the holder of the shares or proxy fails to vote on any particular matter or whether a broker with discretionary authority fails to exercise his discretionary voting authority with respect to any particular matter.

         The directors standing for election must be elected by a plurality of the votes cast at the Annual Meeting. Any other action to be taken at the Annual Meeting must be approved by a majority of the votes cast. For these voting purposes, abstentions and broker non-votes will not be counted in determining whether the directors standing for election have been elected or whether any other action has been approved.

         None of the proposals will give any shareholder of the Company the right to dissent from such action, and to thereby obtain payment in cash of the fair value of that shareholder's shares.

                 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

         The following information relates to the Common Stock of the Company beneficially owned, directly or indirectly, by all persons known by the Company to be the beneficial owners of more than five percent (5%) of the Common Stock, as of October 2, 2000. Unless otherwise noted, the named persons have sole voting and investment power with respect to the shares indicated.

                                            Amount and Nature of      Percent of
Name and Address of Beneficial Owner(1)     Beneficial Ownership         Class

J.D. Clinton and SAH Holdings, Ltd.(2)            4,645,422              13.91%

HFTP Investments, L.L.C.(3),(5)                   3,470,194               9.99%

Leonardo, L.P.(4),(5)                             3,470,194               9.99%


(1) In addition to shares over which the person has voting power or investment power, a person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date of this Proxy Statement upon the exercise of options and warrants. Each beneficial owner's percentage ownership is determined by assuming that options and warrants that are held by such person (but not those held by any other person) and that are exercisable within 60 days from the date of this Proxy Statement have been exercised.

(2) Mr. Clinton's address and the address of SAH Holdings, Ltd. ("SAH"), is 400 Fifth Avenue South, Suite 205, Naples, Florida 34102. SAH is a Florida limited partnership with Gatehouse Equity Management Corporation, a Tennessee corporation ("GEM"), as its sole general partner. Mr. Clinton is chairman, a director and the sole shareholder of GEM. SAH currently owns 1,840,490 shares of Common Stock, and holds warrants to purchase an additional 1,545,066 shares of Common Stock. Clinton Investments, Ltd., a Florida limited partnership for which GEM is the sole general partner, owns 595,285 shares of Common Stock, and holds warrants to purchase an additional 542,500 shares of Common Stock. GEM owns 18,600 shares of Common Stock. Mr. Clinton individually holds options to purchase 35,000 shares of stock from the Company. Mr. Clinton's wife owns, individually, 9,320 shares of Common Stock. Two trusts, the beneficiaries of whom are members of Mr. Clinton's immediate family, own 59,161 shares of Common Stock in the aggregate. All of the listed shares are assumed to be beneficially owned by Mr. Clinton.

(3) The address of HFTP Investment L.L.C. ("HFTP") is c/o Promethean Asset Management, L.L.C., 750 Lexington Avenue, 22nd Floor, New York, New York 10022. Promethean Asset Management, L.L.C. ("Promethean"), a New York limited liability company, serves as investment manager for HFTP and may be deemed to share beneficial ownership of the shares beneficially owned by HFTP by reason of shared power to vote and to dispose of the shares beneficially owned by HFTP. Promethean disclaims beneficial ownership of the shares beneficially owned by HFTP. Mr. James F. O'Brien, Jr. indirectly controls Promethean. Mr. O'Brien disclaims beneficial ownership of the shares beneficially owned by Promethean and HFTP. The shares shown as beneficially owned by HFTP as of October 2, 2000, include shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock and exercise of related warrants held by HFTP on October 2, 2000, without regard to any limitations on conversions or exercises except as described in footnote (5) below. The conversion price of the Series B Preferred Stock is established as of the date of conversion by using a percentage of the lowest closing bid price of the Common Stock during the four trading days ending on the conversion date, subject to a maximum conversion price which as of October 2, 2000 was $12.00. The shares included as being issuable upon conversion of the Series B Preferred Stock are based on the conversion price of the Series B Preferred Stock on October 2, 2000, which was $2.121875, based on 97% of the lowest closing bid price of the Common Stock during the four trading days ending on October 2, 2000. Because the number of shares issuable upon conversion of the Series B Preferred Stock is based on a formula that depends on the market price of the Common Stock, the actual number of shares issued upon conversion of the Series B Preferred Stock may be higher or lower than the number described above.

(4) The address of Leonardo, L.P. ("Leonardo") is c/o Angelo, Gordon & Co., L.P., 245 Park Avenue, 26th Floor, New York, New York 10167. Angelo, Gordon & Co., L.P. ("Angelo Gordon") is a general partner of Leonardo and consequently has voting control and investment discretion over securities held by Leonardo. Angelo Gordon disclaims beneficial ownership of the shares held by Leonardo. Mr. John M. Angelo, the Chief Executive Officer of Angelo Gordon, and Mr. Michael L. Gordon, the Chief Operating Officer of Angelo Gordon, are the sole general partners of AG Partners, L.P., the sole general partner of Angelo Gordon. As a result, Mr. Angelo and Mr. Gordon may be considered beneficial owners of any shares deemed to be beneficially owned by Angelo Gordon. The shares shown as beneficially owned by Leonardo as of October 2, 2000, include shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock and exercise of related warrants held by Leonardo on October 2, 2000, without regard to any limitations on conversions or exercises except as described in footnote (5) below. The conversion price of the Series B Preferred
         Stock is established as of the date of conversion by using a percentage of the lowest closing bid price of the Common Stock during the four trading days ending on the conversion date, subject to a maximum conversion price which as of October 2, 2000 was $12.00. The shares included as being issuable upon conversion of the Series B Preferred Stock are based on the conversion price of the Series B Preferred Stock on October 2, 2000, which was $2.121875, based on 97% of the lowest closing bid price of the Common Stock during the four trading days ending on October 2, 2000. Because the number of shares issuable upon conversion of the Series B Preferred Stock is based on a formula that depends on the market price of the Common Stock, the actual number of shares issued upon conversion of the Series B Preferred Stock may be higher or lower than the number described above.

(5) Under the Company's Articles of Amendment of its charter for the Series B Preferred Stock and under the terms of the warrants, no holder of Series B Preferred Stock or warrants may convert Series B Preferred Stock or exercise the warrants, respectively, to the extent such conversion or exercise would cause such holder, together with its affiliates, to have acquired a number of shares of Common Stock during the 60-day period ending on the date of conversion or exercise which, when added to the number of shares of Common Stock held at the beginning of the 60-day period, would exceed 9.99% of the number of shares of Common Stock outstanding, excluding for purposes of such determination shares of Common Stock issuable upon conversion of the Series B Preferred Stock which have not been converted and upon exercise of the related warrants which have not been exercised. The number of shares shown as being beneficially owned reflects this limitation.

                                 PROPOSAL NO. 1
                              ELECTION OF DIRECTORS

         The Board of Directors proposes the election of the six (6) nominees listed below. Unless contrary instructions are received, it is intended that the shares represented by the Proxy solicited by the Board of Directors will be voted in favor of the election as directors of all the nominees named below. If for any reason any of the nominees is not available for election, the persons named in the Proxy have advised that they will vote for such substitute nominees as the Board of Directors of the Company may propose. The Board of Directors has no reason to expect that any of these nominees will fail to be candidates at the meeting, and therefore does not at this time have any substitute nominee under consideration. The information relating to the six (6) nominees set forth below has been furnished to the Company by the individuals named. All of the nominees are presently directors of the Company, having been elected at the Company's annual meeting held on March 30, 2000.

         The Directors shall be elected by a plurality of the votes cast by the shares entitled to vote in the election at the Annual Meeting.

         The Board of Directors recommends that shareholders vote "FOR" the nominees listed below. Proxies, unless indicated to the contrary, will be voted "FOR" the listed nominees.

         J.D. Clinton, Director and Chairman of the Board. Mr. Clinton has been a Director and Chairman of the Board since 1993. Mr. Clinton is Chairman, President and Chief Executive Officer of Independent Southern BancShares, Inc., Brownsville, Tennessee, a diversified financial institutions holding company. Mr. Clinton is Chairman and Director, INSOUTH Bank, Brownsville, Tennessee. Mr. Clinton is a Director, Southern Financial, Inc., Nashville, Tennessee. Age 56.

         Kent E. Lillie, President, Chief Executive Officer and Director. Mr. Lillie joined the Company as President and Chief Executive Officer in September 1993 and has been a Director since that date. Prior to joining the Company, Mr. Lillie was Vice President and General Manager, WATL-TV, Atlanta, Georgia, 1992-1993, and was Vice President and General Manager
WPTY-TV,  Memphis, Tennessee, 1987-1992.  Age 54.

         Frank A. Woods, Director. Mr. Woods has been a Director since 1993. Since 1991, Mr. Woods has been Chairman of the Board and Director of MediaUSA L.L.C. (and its predecessor company, MediaOne), Nashville, Tennessee, a communications consulting and strategic planning firm. Mr. Woods is a principal of The Woods Group, Nashville, Tennessee, a diversified merchant banking firm. Age 60.

         A.E. Jolley, Director. Mr. Jolley has been a Director since 1986. Mr. Jolley has been President, Lakeway Containers, Inc., Morristown, Tennessee, a corrugated container manufacturer, since 1975. Mr. Jolley is a Director, Kingwood School, Morristown, Tennessee, and Commissioner, Morristown City Planning Commission. Mr. Jolley is a Member, Board of Trustees, Walters State Community College. Age 62.

         Joseph I. Overholt, Director. Mr. Overholt has been a Director since 1986. Mr. Overholt has been President and Owner of Planet Systems, Inc., a computer software development company engaged in the satellite delivery of computer data, since 1992. Mr. Overholt has been President and Owner of Skylink Communications since 1989. Mr. Overholt was a Vice President of the Company from 1986 through August 1993. Age 54.

         J. Daniel Sullivan, Director. Mr. Sullivan has been a Director since the annual meeting of shareholders held on March 6, 1998. Mr. Sullivan currently is President & Chief Executive Officer of Quorum Broadcasting, Inc., a television broadcasting business. Mr. Sullivan served as the President and CEO of Sullivan Broadcasting Company, a television broadcasting company from 1995 to 1998. Between 1987 and 1995, Mr. Sullivan was the President of Clear Channel TV, a subsidiary of Clear Channel Communications, Inc., a broadcasting company. Age 49.

         The principal business activity of each of the above Directors has been as shown above during the past five years, except that in some cases the individual has been employed by a predecessor organization or has undertaken greater responsibilities with the same employer, a parent company, or a successor organization.

         The Board of Directors has no standing nominating or compensation committees. The Board of Directors has appointed Messrs. Clinton, Woods and Lillie to serve as an administrative committee to administer the Company's 1991 Omnibus Stock Incentive Plan. The Board of Directors has appointed Messrs.
Clinton and Woods to serve as  an  administrative  committee  to  administer the
Company's 1999 Stock Option Plan. The Board of Directors has appointed Mr. Clinton, Mr. Woods, Mr. Sullivan, and Mr. Jolley to serve as an audit committee. During the last fiscal year, the audit committee held one (1) meeting.

         During the fiscal year ended June 30, 2000, the Board of Directors held eleven (11) meetings. No incumbent director attended fewer than 75% of the Board meetings during the year.

                 SECURITY OWNERSHIP OF MANAGEMENT AND DIRECTORS

         The following information presents the beneficial ownership of the Common Stock of the Company, as of October 2, 2000, by the Company's directors, director nominees, the executive officers named in the Remuneration of Directors and Officers, and by all directors, director nominees and executive officers as a group.

                                            Amount and Nature of      Percent of
Name and Address of Beneficial Owner(1)     Beneficial Ownership         Class

J.D. Clinton(2)                                    4,528,374            14.48%
Kent E. Lillie(3)                                  1,177,600             3.76%
A.E. Jolley(4)                                       586,092             1.87%
Joseph I. Overholt(5)                                490,000             1.57%
J. Daniel Sullivan(6)                                221,000               *
Frank A. Woods(7)                                     45,000               *
Theodore M. Engle III(8)                              63,500               *
Arthur D. Tek(9)                                     129,000               *
Everit A. Herter(10)                                  38,000               *
H. Wayne Lambert(11)                                  82,100               *
All Directors and executive officers as a group
  (14 persons)                                     7,360,666            23.54%


* Less than 1.0%.

(1) In addition to shares over which the person has voting power or investment power, a person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date of this Proxy Statement upon the exercise of options and warrants. Each beneficial owner's percentage ownership is determined by assuming that options and warrants that are held by such person (but not those held by any other person) and that are exercisable within 60 days from the date of this Proxy Statement have been exercised.

(2) See Notes in preceding section entitled "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS."

(3) Includes options to purchase 635,000 shares of Common Stock from the Company and 32,600 shares of Common Stock held in a retirement account controlled by Mr. Lillie.

(4) Includes options to purchase 55,000 shares of Common Stock from the Company.

(5) Includes options to purchase 55,000 shares of Common Stock from the Company.

(6) Includes options to purchase 50,000 shares of Common Stock from the Company.

(7) Includes options to purchase 40,000 shares of Common Stock from the Company.

(8) Includes options to purchase 58,000 shares of Common Stock from the Company.

(9) Includes options to purchase 54,000 shares of Common Stock from the Company.

(10) Includes options to purchase 19,000 shares of Common Stock from the Company.

(11) Includes options to purchase 20,000 shares of Common Stock from the Company.


                            OTHER EXECUTIVE OFFICERS

         The following information relates to the executive officers of the Company, as of October 6, 2000, other than Mr. Lillie who also serves as a director of the Company, as noted above. With the exception of the Chief Executive Officer and the Executive Vice President and Chief Financial Officer, who have employment agreements, the remaining executive officers serve at the discretion of the Board:

Name                  Age  Position

Theodore M. Engle III  38  President & Chief Operating Officer of the Network
                                 & collectibles.com
Linda Ford             36  Executive Vice President Human Resources
                                 & Communications
Everit A. Herter       59  Executive Vice President of Affiliate Relations
H. Wayne Lambert       50  Executive Vice President & Chief Information Officer
George J. Phillips     38  Executive Vice President, General Counsel & Secretary
Arthur D. Tek          51  Executive Vice President & Chief Financial Officer

         Theodore M. Engle III, President and Chief Operating Officer of the Network and collectibles.com. Mr. Engle has served as President and COO of the Company from August 2000. Mr. Engle joined the Company in February 1998 as Executive Vice President and Chief Operating Officer, and was President of collectibles.com until he assumed his current duties. Prior to joining the Company, Mr. Engle was Chief Operating Officer of HLC, Inc., a developer and provider of banking products to corporate clients. Prior to joining HLC, Inc. in 1995, Mr. Engle served as Chief Financial Officer for IBM's Tennessee marketing and sales operation. He was employed by IBM for 11 years. Mr. Engle holds a BS degree in accounting from the University of Tennessee.

         Linda O. Ford, Executive Vice President of Human Resources. Ms. Ford has served as Executive Vice President of the Company from July 7, 2000. Ms. Ford joined the Company in May 1996 as Vice President of Human Resources managing the strategic planning and business operations associated with recruitment, compensation planning, welfare benefit programs, payroll and all employee relations matters. Prior to joining the Company, Ms. Ford served as a Human Resources Consultant for Phillips & Phillips Associates, Inc. From 1993 through 1995 she was Manager of Human Resources for National Auto/Truck Plaza's corporate headquarters. From 1989 through 1993 Ms. Ford was the Human Resources Manager for Union Oil Company's Southeast Auto/Truck Plaza Network.

         Everit A. Herter, Executive Vice President of Affiliate Relations. Mr. Herter became Executive Vice President of Affiliate Relations in September 1998, and served the Company form 1994 to 1998 as a consultant, as Director of Affiliate Relations and as Vice President for Affiliate Relations. Prior to joining the Company, Mr. Herter was a Senior Vice President with the J. Walter Thompson Company advertising agency ("JWT"). Mr. Herter was employed by JWT for 16 years. Before joining JWT, Mr. Herter was Vice President, Management Supervisor on the Ford Motor Company Corporate advertising account and Assistant to the President of Kenyon & Eckhardt Advertising in New York City.

         H. Wayne  Lambert,  Executive  Vice  President  and  Chief  Information
Officer. Mr. Lambert became Executive Vice President and Chief Information Officer in August 1999. He joined the Company in March 1992 as Vice President of Information Technology. Prior to joining the Company, he served as Operations Officer for National Book Warehouses, Inc. in Knoxville, Tennessee. Prior to joining National Book Warehouses, he served as Assistant Controller for the Knoxville News-Sentinel, a newspaper in Knoxville, Tennessee. Mr. Lambert is a retired Captain of the Tennessee Air National Guard and a Base Budget Officer. He is a graduate of the University of Tennessee.

         George J. Phillips, Executive Vice President, General Counsel and Secretary. Mr. Phillips joined the Company in November 1997. Prior to joining the Company, Mr. Phillips was Counselor to the Assistant Attorney General of the Civil Division of the United States Department of Justice from 1993 through 1997, where he oversaw the Office of Consumer Litigation. Prior to joining the Justice Department, Mr. Phillips was in private practice with Baker, Worthington, Crossley, Stansberry & Woolf in Nashville, Tennessee, from 1989 to 1993 where he concentrated on litigation. Mr. Phillips graduated from Duke University and obtained his law degree from the University of Tennessee. Mr. Phillips is a member of the American Corporate Counsel Association and the Tennessee Bar Association.

         Arthur D. Tek, Executive Vice President and Chief Financial Officer. Mr. Tek has served as the Executive Vice President and Chief Financial Officer since March 1999. Prior to joining the Company, Mr. Tek served as Chief Financial Officer of Paxson Communications Corporation (owner of the nation's largest group of television stations) from 1992 to March 1999. Mr. Tek currently serves on the board of the Broadcast Cable Financial Management Association. He is also a member of the American Institute of Certified Public Accountants. Mr. Tek holds a bachelor's degree in economics from Tulane University, an MBA degree in accounting from Columbia University and an MS degree in information systems from Rensselaer Polytechnic Institute.


                     REMUNERATION OF DIRECTORS AND OFFICERS

Summary Compensation

         The following table sets forth the compensation paid or accrued by the Company during the three fiscal years ended June 30, 2000, to those persons who served as the Company's CEO during the 2000 fiscal year and were the Company's most highly compensated executive officers (other than the CEO) serving as of the end of the 2000 fiscal year whose compensation exceeded $100,000 (collectively, the "Named Executive Officers"). Not more than five persons are required to be shown.



                                             Summary Compensation Table

                                                                                     Long Term
                                                            Annual Compensation      Compensation

                                                                                     Securities          All Other
Name and                                                         Other Annual   Underlying Options       Compen-
Principal                          Salary    Bonus               Compensation          /SARs             sation
Position              Year           $         $                      $                 (#)(2)               $

Kent E. Lillie        2000         216,556    73,050                12,000(1)         20,000               4,000(4)
President & CEO       1999         204,583     --                   12,000(1)        510,000                  --
                      1998         190,000   124,523                12,000(1)         55,000              88,453(3)
Theodore M. Engle     2000         158,774     --                       --            24,500                  --
III, President & COO  1999         140,000     --                       --            50,000                  --
of the Network &      1998          41,539     --                       --           100,000                  --
collectibles.com

Arthur D. Tek         2000         168,434    30,789                    --            40,000              41,461(3)
EVP & CFO             1999          47,115     --                       --                                    --

H. Wayne Lambert      2000         121,890     --                       --            20,000              17,503(3)
Executive Vice        1999         104,338     --                       --               --                1,554(3)
President and CIO     1998          89,046     --                       --            10,000                  --

Everit A. Herter      2000         129,973     1,000                    --               --               42,627(3)
Executive             1999         120,769    12,000                    --               --                   --
Vice President        1998          94,961    12,000                    --               --                   --
Affiliate Relations

(1) Other Annual Compensation consists of automobile allowances.

(2) All numbers represent options to purchase Common Stock of the Company.

(3) Relocation allowances.

(4) One time fringe benefit.

Option Grants in Last Fiscal Year

         The following table sets forth certain information concerning stock option and stock appreciation right ("SAR") grants to any Named Executive Officer who was granted a stock option during the 2000 fiscal year of the Company.


                     Options/SAR Grants in Last Fiscal Year

                                                                  Individual               Potential Realizable Value
                                                                                           at Assumed Annual Rates
                                   Number of      % of Total                                   of Stock Price
                                   Securities     Options/SARs   Exercise                      Appreciation for
                                   Underlying     Granted to     Or Base                            Option Term
                                  Options/SARs    Employees in   Price     Expiration
                                   Granted (#)    Fiscal Year    ($/sh)    Date              5%(S)          10%($)

Kent E. Lillie(1)                      4,000        .40%         $4.5469      5/26/06        $6,185        $14,033
                                       4,000        .40%          4.5469      5/26/07         7,404         17,255
                                       4,000        .40%          4.5469      5/26/08         8,684         20,799
                                       4,000        .40%          4.5469      5/26/09        10,027         24,698
                                       4,000        .40%          4.5469      5/26/10        11,438         28,986
Theodore M. Engle(2,3)                   4,000        .40%          8.3750      9/28/05        11,393         25,847
                                       4,000        .40%          8.3750      9/28/06        13,638         31,782
                                       4,000        .40%          8.3750      9/28/07        15,995         38,310
                                       4,000        .40%          8.3750      9/28/08        18,470         45,491
                                       4,000        .40%          8.3750      9/28/09        21,068         53,390
                                         900        .09%          4.7344       6/2/06         1,449          3,288
                                         900        .09%          4.7344       6/2/07         1,735          4,042
                                         900        .09%          4.7344       6/2/08         2,034          4,873
                                         900        .09%          4.7344       6/2/09         2,349          5,786
                                         900        .09%          4.7344       6/2/10         2,680          6,791
Arthur D. Tek(4)                       8,000        .80%          4.5469      5/26/06        12,371         28,066
                                       8,000        .80%          4.5469      5/26/07        14,808         34,510
                                       8,000        .80%          4.5469      5/26/08        17,368         41,598
                                       8,000        .80%          4.5469      5/26/09        20,055         49,396
                                       8,000        .80%          4.5469      5/26/10        22,876         57,973
H. Wayne Lambert(5)                    4,000        .40%          8.7810      8/12/05        11,946         27,100
                                       4,000        .40%          8.7810      8/12/06        14,299         33,323
                                       4,000        .40%          8.7810      8/12/07        16,770         40,167
                                       4,000        .40%          8.7810      8/12/08        19,365         47,697
                                       4,000        .40%          8.7810      8/12/09        22,089         55,979


(1) Options to acquire 20,000 shares of common stock granted on May 26, 2000, with options to purchase 4,000 shares vesting on May 26, 2001 and on each anniversary thereafter until May 26, 2005. Once vested, the option terminates on the earlier of thirty (30) days following termination of employment or five (5) years.

(2) Options to acquire 20,000 shares of common stock granted on September 28, 1999, with options to purchase 4,000 shares vesting on September 28, 2000 and on each anniversary thereafter until September 28, 2004. Once vested, the option terminates on the earlier of thirty (30) days following termination of employment or five (5) years.

(3) Options to acquire 4,500 shares of common stock granted on June 2, 2000, with options to purchase 900 shares vesting on June 2, 2001 and on each anniversary thereafter until June 2, 2005. Once vested, the option terminates on the earlier of thirty (30) days following termination of employment or five (5) years.

(4) Options to acquire 40,000 shares of common stock granted on May 26, 2000, with options to purchase 8,000 shares vesting on May 26, 2001 and on each anniversary thereafter until May 26, 2005. Once vested, the option terminates on the earlier of thirty (30) days following termination of employment or five (5) years.

(5) Options to acquire 20,000 shares of common stock granted on August 12, 1999, with options to purchase 4,000 shares vesting on August 12, 2000 and on each anniversary thereafter until August 12, 2004. Once vested, the option terminates on the earlier of thirty (30) days following termination of employment or five (5) years.


Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

         The following table sets forth certain information with respect to options exercised by any Named Executive Officer during the 2000 fiscal year of the Company, and with respect to unexercised options to purchase shares of the Common Stock held by such officers as of the end of the 2000 fiscal year.

               Aggregate Option/SAR Exercises In Last Fiscal Year
                      And Fiscal Year End Option/SAR Value

                                                                              Number of           Value of Unexercised
                                                                             Unexercised            In-the-Money
                                                                           Options/SARs at          Options/SARs
                                                                            June 30, 2000          At June 30, 2000
                              Shares Acquired     Value Realized            Exercisable/             Exercisable/
Name                           on Exercise(#)          ($)                  Unexercisable           Unexercisable(5)

Kent E. Lillie(1)                  200,000          $1,371,800            625,000/470,000         $741,380/$269,550
Everit A. Herter(2)                19,000             $138,871              19,000/27,000                $0/$0


(1)      Options to purchase  200,000 shares were  exercised on  April  13, 2000 at an exercise price of $1.00 per share. The value realized is based upon the closing price on the Nasdaq Stock Market on that date of $7.859.

(2) Options to purchase 9,000 shares were exercised on February 17, 2000 at an exercise price of $3.031 per share. The value realized is based upon the price on the Nasdaq Stock Market on that date of $13.25. Options to purchase 10,000 shares were exercised on April 13, 2000 at an exercise price of $2.810 per share. The value realized is based upon the price on the Nasdaq Stock Market on that date of $7.50.

Employment Agreements

         Kent E. Lillie. On September 25, 1993, the Company executed an employment agreement with Kent E. Lillie whereby Mr. Lillie commenced employment as the Company's President and Chief Executive Officer. Under that agreement, Mr. Lillie was granted options to purchase up to 600,000 shares of Common Stock at an exercise price of $1.00 per share during the term of the agreement, all of which have been exercised.

         On June 21, 1996, the Board of Directors granted Mr. Lillie options to purchase an additional 500,000 shares of the Company's Common Stock at a price of $3.75 per share. Options to purchase 100,000 of these shares vested on January 1, 1997, 1998, 1999 and 2000, and options to purchase an additional 100,000 shares will vest on January 1, 2001. Effective June 19, 1997, these options were replaced with options having the same terms and conditions, except for the exercise price which was reduced to $2.87.

         Effective July 1, 1997, the Company executed a new employment agreement with Mr. Lillie to continue his employment as President and Chief Executive Officer. The agreement provided that Mr. Lillie would be granted options to purchase up to 50,000 shares of the Company's Common Stock at an exercise price of $2.875 per share. These options will vest on June 30, 2001 and expire on June 30, 2006. In the event of a "change of control" of the Company, as defined in the agreement, the agreement grants Mr. Lillie certain rights, including the right to resign at any time during the twelve months following the occurrence of the event, and any options to purchase stock not yet vested shall automatically vest on the date of such termination. The Company also agreed to pay or reimburse Mr. Lillie for the relocation of his primary residence from Atlanta, Georgia, to Nashville, Tennessee, the Company's new headquarters location. The Company also agreed to make Mr. Lillie a loan in the amount of $800,000 in connection with the relocation of his residence. All of the loan proceeds have been advanced to Mr. Lillie. The loan matures on the earlier of (i) the date of Mr. Lillie's termination from the Company, or (ii) June 30, 2002. Until maturity, payments equal to ten percent (10%) of bonus payments made to Mr. Lillie are required to be used to repay the loan. During the fiscal year ending June 30, 2000, Mr. Lillie received $73,050 in cash bonus payments. The loan does not bear interest.

         Effective January 27, 1999, the Company executed a new employment agreement with Mr. Lillie to continue his employment as President and Chief Executive Officer. Under the terms of the agreement, Mr. Lillie will be employed for a term of five (5) years, beginning February 1, 1999, with a base salary of $225,000 per year. The agreement is automatically renewable for successive two
(2) year terms unless either party terminates the agreement prior to the commencement of the renewal term. In addition to the base salary, the agreement also provides for a quarterly bonus of the greater of (i) ten percent (10%) of the increase of the Company's net income over the same quarter of the previous fiscal year, or (ii) five percent (5%) of the Total Cash Flow with Total Cash Flow being defined as the Company's net income, plus depreciation and amortization. Under the agreement, Mr. Lillie receives an automobile allowance and other fringe benefits and allowances. The agreement also provides that Mr. Lillie will be granted options to purchase up to 500,000 shares of the Company's Common Stock at an exercise price of $11.813 per share. Effective on the date of the Agreement, the option to purchase 100,000 of these shares vested, and options to purchase 100,000 shares will vest on each of the next four (4) anniversary dates of the Agreement. In the event of a "change of control" of the Company, as defined in the agreement, the agreement grants Mr. Lillie certain rights, including the right to resign at any time during twenty-four (24) months following the occurrence of the event, and to receive an amount of cash equal to his base salary and monthly allowances for the twenty-four (24) months preceding such resignation. In addition, any options to purchase stock not yet vested shall automatically vest on the date of such termination. In the event the Company terminates Mr. Lillie for cause, the Company has agreed to continue Mr. Lillie's base salary and car allowance for a period of one year. The agreement also provides that Mr. Lillie will not compete with the Company for two (2) years following the termination of his employment.

         Arthur D. Tek. On February 25, 1999, the Company executed an employment agreement with Arthur D. Tek whereby Mr. Tek commenced employment as the Company's Executive Vice President and Chief Financial Officer. Under the terms of the agreement, Mr. Tek will be employed for a term of five (5) years, beginning on March 12, 1999, with a base salary of $175,000 per year. The term of the agreement may only be extended by mutual agreement. If the Company elects not to renew the agreement, then Mr. Tek will be paid his base salary for one year or until he accepts a position with another company. In addition to the base salary, the agreement provides Mr. Tek an annual bonus up to $75,000 per year, based on a bonus plan similar to the one in existence for the President and Chief Executive Officer. The agreement also provided for Mr. Tek to be paid or reimbursed for the relocation of his primary residence from Florida to Nashville, Tennessee, including certain lodging expenses in Nashville, Tennessee. The agreement granted Mr. Tek options to purchase up to 150,000 shares of Common Stock at an exercise price of $13.00 per share during the term of the agreement. Of those options, options to purchase 30,000 shares vested on March 12, 1999, and additional options to purchase 24,000 shares vest on each anniversary date thereafter for five years. The options expire on the earlier to occur of (a) five years after the date of vesting or (b) 90 days after termination of Mr. Tek's employment with the Company. If within two years of a "change of control", as defined in the agreement, the Company terminates Mr. Tek without cause or Mr. Tek resigns, then the Company has agreed to continue Mr. Tek's base salary for a period of two years or the remainder of the term of the agreement, whichever is shorter, and has also agreed to extend the time during which Mr. Tek can exercise his stock options to one (1) year following the termination. In the event the Company terminates Mr. Tek without cause or Mr. Tek resigns due to the Company's breach of the agreement, then the Company has agreed to continue Mr. Tek's base salary for one year, unless he accepts a position with another company. The agreement also provides that Mr. Tek will not compete with the Company for one year following the termination of his employment, unless the agreement is terminated by the Company without cause or by Mr. Tek due to the Company's breach of the agreement.

Compensation of Directors

         In June 1997, each director was granted an option to purchase 10,000 shares of the Common Stock of the Company at a price of $2.875 per share. These options expire in June 2002 if not exercised prior to such date. Beginning in 1998, the Company paid each director $500 for each meeting attended ($100 if attendance is by telephone), along with the director's expenses associated with attending the meeting. Effective December 2, 1998, the amount paid to Directors was increased to $1,000 for each meeting attended ($500 if attendance is by telephone). Effective January 1, 1998, the Company also granted to each director an option to purchase 5,000 shares of the Company's Common Stock at an exercise price of $3.75, the market price on the date issued. Effective December 2, 1998 the Company also granted to each director an option to purchase 10,000 shares of the Company's Common Stock at an exercise price of $6.969, the market price on the date granted. Effective August 16, 2000, the Company also granted to each director an option to purchase 10,000 shares of the Company's Common Stock at an exercise price of $3.75, the market price on the date granted.

Omnibus Stock Incentive Plan

         The Company's Omnibus Stock Incentive Plan (the "Plan") was adopted by the Company's Board of Directors on October 15, 1991, and approved by the Company's shareholders at the 1991 annual meeting of shareholders. The Plan was amended at the 1996 annual meeting of shareholders to make certain technical changes.

         A special administrative committee of the Board of Directors was appointed to administer the plan. All employees of the Company are eligible to receive stock options and/or stock appreciation rights under the plan. Options granted under the Plan can be either incentive stock options or nonqualified stock options. Incentive stock options to purchase Common Stock may be granted at not less than 100% of fair market value of the Common Stock on the date of the grant.

         SARs generally entitle the participant to receive the excess of the fair market value of a share of Common Stock on the date of exercise over the initial value of the SAR. The initial value of the SAR is the fair market value of a share of Common Stock on the date of the grant.

         A maximum of 1,500,000 shares of Common Stock may be issued upon the exercise of options and SARs.

         No option or SAR may be granted after October 15, 2001. No option that is an incentive stock option nor any corresponding SAR related to such option shall be exercisable after the expiration of ten (10) years from the date such option or SAR was granted or after the expiration of five (5) years in the case of any such option or SAR that was granted to a 10% shareholder.

         As of October 6, 2000, stock options for 657,800 shares of Common Stock have been granted under the Plan and were outstanding and unexercised. A total of 652,000 shares of Common Stock of the Company have been previously issued upon exercise of stock options issued under the Plan. Mr. Lillie's options were not granted by the Company pursuant to the Plan. The Company has never issued any SARs.

1999 Employee Stock Option Plan

         The Board of Directors approved the 1999 Plan on July 21, 1999, and the 1999 Plan was approved by stockholders on March 30, 2000.

         The 1999 Plan is administered by a committee of the Board (the "Committee") consisting of two non-employee directors. All directors and key employees of the Company and its subsidiaries (persons to whom options are granted are referred to as "Participants"), are eligible to receive options under the 1999 Plan. Subject to the provisions of the 1999 Plan, the Committee selects the directors and key employees to whom options will be granted, determines the number of shares of Common Stock that will be subject to each option, and determines the time when options will be granted, the manner in which each option is exercisable, the duration of the exercise period, and the terms of conditions of options that are based on performance.

         The maximum number of shares of Common Stock that may be subject to options granted under the 1999 Plan is 3,000,000.

         For all options granted under the 1999 Plan, the option exercise price is equal to the fair market value of a share of Common Stock on the date of the grant, unless the person to whom an option is granted owns more than ten percent (10%) of the total voting stock of the Company, in which case the exercise price must not be less than 110% of the fair market value of the stock at the time of the grant.

         As of October 6, 2000,  stock  options for  1,572,850  shares of Common
Stock have been granted under the 1999 Plan and were outstanding and unexercised. No shares of Common Stock of the Company have been previously issued upon exercise of stock options issued under the Plan.

                   TRANSACTIONS WITH MANAGEMENT AND DIRECTORS

Compensation Committee Interlocks and Insider Participation

         The Board of Directors of the Company does not have a Compensation Committee. All directors of the Company participate in executive compensation decisions. The members of the Board of Directors during the fiscal year ended June 30, 2000, were J.D. Clinton, A.E. Jolley, Joseph I. Overholt, Frank
A. Woods, J. Daniel Sullivan, and Kent E. Lillie.

Transactions with Related Parties

         In September 1998, the Company relocated its studios and headquarters to newly constructed facilities in Nashville, Tennessee. The real property for the new facility was initially acquired by a limited liability company organized by individuals related to J.D. Clinton, and that company obtained a construction loan (the "Facility Loan") in January 1998 from a commercial lender to build the facility. The loan was guaranteed by the Company and also was personally guaranteed by Mr. Clinton. The Company agreed to pay to Mr. Clinton an annual fee equal to 1% of the amount of the Facility Loan in consideration for Mr. Clinton's guaranty, which was to be payable in either cash or in stock of the Company. In March 1998, the Company acquired the facility by acquiring all of the ownership interest in the limited liability company for a price equal to the balance due on the Facility Loan, thereby generating no profits for the owners of the limited liability company. The Company paid the Facility Loan in full upon the acquisition of the limited liability company, thereby terminating Mr. Clinton's guaranty. As a result of the agreement to pay a fee to Mr. Clinton for his guaranty, the Company issued to Mr. Clinton a total of 11,226 shares of Common Stock. The Company also retained the services of a development company with respect to the construction and development of the facility, and paid a development fee of approximately $165,000 for its services. The development company is owned by Stephen Sanders, an individual who is related to J.D.
Clinton. The Board of Directors of the Company approved the development agreement and determined that the agreed upon fee was in an amount considered normal and typical in the industry for the type of services to be rendered.

         In connection with the relocation of Kent E. Lillie's primary residence from Atlanta, Georgia, to Nashville, Tennessee, the Company has made an interest-free loan to Mr. Lillie in the principal amount of $800,000. See "MANAGEMENT - Employment Agreements - Kent E. Lillie" herein.

         On September 1, 1999, the Company entered into a lease agreement with INSOUTH Bank under which the Company leased approximately 9,244 square feet of office space in a commercial building which is adjacent to the main offices of the Company in Nashville. The lease is for a term of five (5) years, with renewal options, at a lease rate that was determined by the Company to be comparable to the lease rates for comparable space in the area. J.D. Clinton is the controlling shareholder of INSOUTH Bank.

                        REPORT ON EXECUTIVE COMPENSATION

         The Company's Board of Directors makes decisions on compensation of the Company's executives. Each member of the Board, except for Kent E. Lillie, is a non-employee director. It is the responsibility of the Board to assure that the executive compensation programs are reasonable and appropriate, meet their stated purpose and effectively service the interests of the Company and its stockholders. Pursuant to rules of the Securities and Exchange Commission ("SEC") designed to enhance disclosure of corporate policies toward executive compensation, set forth below is the report of the Board of Directors with respect to executive compensation.

Compensation Philosophy and Policies for Executive Officers

         The Company believes that the most effective executive compensation program aligns the interest of the Company's executives with the interests of its stockholders. The Company's primary corporate mission is to achieve profitability on a consistent basis and thereby enhance long-term stockholder value. In pursuit of that mission, the Board seeks to maintain a strong positive nexus between this mission and its compensation and benefit goals.

         The Company's executive compensation program exemplifies the Board's commitment to that nexus. The Company provides only minimal perquisites to its executive officers, relying instead upon compensation methods that emphasize overall Company performance. In addition, the Company maintains no contractual arrangements with any executive officer, other than its agreements with its CEO and CFO, thereby enhancing the opportunities for performance-based rewards to individuals.

         The Company's executive compensation program supports the Company's mission by:

         Directly aligning the interests of executive officers with the long-term interests of the Company's stockholders by making Company stock appreciation over the long term the cornerstone of executive compensation through awards that can result in the ownership of substantial amounts of the Company's Common Stock.

         Providing compensation opportunities that create an environment that attracts and retains talented executives on a long-term basis.

         Emphasizing pay for performance by having a meaningful portion of executive compensation "at risk."

         At present, the Company's executive compensation program is comprised of three primary components: base salary, annual cash incentive (bonus) and long-term incentive opportunity in the form of stock options. Two of the three components of the Company's executive compensation plan -- bonus and stock options -- directly relate to overall performance by the Company. With respect to the third component -- salary -- the Company seeks to be at or below market, placing primary emphasis on the opportunities for greater reward through the availability of performance-based reward mechanisms.

Base Salary

         The base salary of the Company's Chief Executive Officer, as listed in the Summary Compensation Table, is governed by an employment agreement with the Company. As a part of its search for a Chief Executive Officer in 1993, the
Board determined that in order to attract an individual with knowledge and experience necessary to implement the Company's mission, the Company needed to provide that individual with a certain level of compensation. The Board also determined to place a greater portion of the compensation package in performance-based compensation (i.e., performance bonus and stock options), thereby providing an incentive for outstanding performance and minimizing the amount of guaranteed compensation. The Board believes that the employment agreement with Mr. Lillie contains an appropriate mix of guaranteed and performance-based compensation.

         The Company has no other employment agreements with any other employees, other than its CFO. All other executive officer salaries are evaluated on an annual basis. In determining appropriate salary levels and salary increases, the Board considers achievement of the Company's mission, level of responsibility, individual performance, internal equity and external pay practices. In this regard, the Board attempts to set base salaries of all executive officers at rates at or below the rates of other individuals in equivalent positions in the market area. The Board determines those rates from information gathered by its members.

Annual Bonus

         The Board believes that annual bonuses to executive officers encourage management to focus attention on key operational goals of the Company, and corporate and business earnings are the main performance measure for awards of bonuses. In that regard, the agreement with the Company's Chief Executive Officer provides a quarterly bonus of the greater of (i) ten percent (10%) of the increase of the Company's net income over the same quarter of the previous fiscal year, or (ii) five percent (5%) of the Total Cash Flow with Total Cash Flow being defined as the net income, plus depreciation and amortization. In addition, the agreement with the Company's CFO provides for a bonus equal to 25% of the amount of the bonus paid to the President up to $75,000, and the Company may also pay the CFO a discretionary bonus. With respect to the other executive officers of the Company, the Board does not have a formal annual incentive plan. Instead, the Board has elected to review the corporate and business performance of the Company on a periodic basis, and make awards to executive officers if appropriate. In determining appropriate annual bonuses, the Board considers achievement of the Company's mission, level of responsibility, individual performance, internal equity, and external pay practices. In the fiscal year ended June 30, 2000, the Board elected to award cash bonuses to three executive officers.

Long-Term Incentives

         The Company's only current long-term incentive compensation is stock options that are directly related to improvement in long-term stockholder value. The Board believes that stock option grants provide an incentive to executive officers that focuses each officer's attention on managing the Company from the perspective of an owner with an equity stake in the business. In addition, the Board believes that stock option grants provide the Company with a mechanism for recruiting individuals by providing an opportunity for those officers to profit from the results of their contributions to the Company. These grants also help ensure that operating decisions are based on long-term results that benefit the Company and ultimately the Company's stockholders.

         The options granted to executive officers provide the right to purchase shares of Common Stock usually at the fair market value on the date of grant. Usually, each stock option becomes vested and exercisable over a period of time, generally five years. The number of shares covered by each grant reflects the Board's assessment of the executive's level of responsibility, and his or her past and anticipated contributions to the Company. The size of option grants to individual executives is designed to reflect the impact the individual has on decisions that affect the overall success of the Company.

         The Company granted no stock options for shares of Common Stock to its officers in the fiscal year ended June 30, 1993, and the Company granted stock options for 210,000 shares of Common Stock to its officers, other than the President, in the fiscal year ended June 30, 1994. In the fiscal year ended June 30, 1995, the Company awarded officers options to purchase up to 140,000 shares of Common Stock. In the fiscal year ended June 30, 1996, the Company awarded officers options to purchase up to 225,000 shares of Common Stock. In the fiscal year ended June 30, 1997, the Company awarded officers options to purchase up to 145,000 shares of Common Stock. In the fiscal year ended June 30, 1998, the Company awarded officers options to purchase up to 485,000 shares of Common Stock. In the fiscal year ended June 30, 1999, the Company awarded executive officers options to purchase up to 270,000 shares of Common Stock. Since June 30, 1999, the Company has awarded its executive officers options to purchase up to 170,000 shares of Common Stock. In the fiscal year ended June 30, 2000, the Company awarded executive officers options to purchase up to 160,500 shares of Common Stock. Since June 30, 2000, the Company has awarded its executive officers options to purchase up to 125,000 shares of Common Stock. These totals are exclusive of stock options granted to Kent E. Lillie and are net of any options that expired without being exercised.

Chief Executive Compensation

         The regulations of the SEC require the Board to disclose the basis for the compensation of the Company's Chief Executive Officer relative to the Company's performance. The Company's Chief Executive Officer is its President, Kent E. Lillie. Mr. Lillie's compensation is governed by the terms of an employment agreement dated September 25, 1993, a second employment agreement dated July 1, 1997, and a third employment agreement dated January 27, 1999.

         The Board's general approach in establishing Mr. Lillie's compensation was to provide a base salary below market, augmented by an annual bonus based upon specific corporate-wide performance criteria, and stock options reflective of the value of that performance. The Board approved a current base salary of $225,000 as provided by the third Employment Agreement, and a quarterly bonus based upon the financial performance of the Company. The Board determined, based upon the information available, that the base salary and annual bonus was below the market rate and within the Company's overall internal compensation goal. Mr. Lillie was paid a bonus for the fiscal year ended June 30, 2000 of $73,050. Consistent with the goals stated above, that fact reflects the Company's overall performance during that fiscal year and not Mr. Lillie's performance.

         As a part of the first employment agreement, dated September 25, 1993, Mr. Lillie was granted options to purchase up to 600,000 shares of the Company's Common Stock at an exercise price of $1.00 per share, all of which have been exercised. The Board granted Mr. Lillie an option to purchase 500,000 shares of its Common Stock as additional long-term incentive during the fiscal year ended June 30, 1997. Effective July 1, 1997, the Company and Mr. Lillie entered into a new employment agreement, under which Mr. Lillie received options to purchase 50,000 shares of the Company's Common Stock and certain changes were made in the computation of Mr. Lillie's bonus. Effective January 27, 1999, the Company and Mr. Lillie entered into a new employment agreement, under which Mr. Lillie received options to purchase 500,000 shares of the Company's Common Stock. See "Employment Agreements" herein.

THE FOREGOING REPORT IS SUBMITTED BY ALL MEMBERS OF THE COMPANY'S BOARD OF DIRECTORS WHOSE MEMBERS ARE AS FOLLOWS:


         J.D. Clinton               A.E. Jolley               J. Daniel Sullivan
         Kent E. Lillie             Frank A. Woods            Joseph I. Overholt


                         STOCKHOLDER RETURN COMPARISONS

         The following line-graph compares the cumulative stockholder returns for the Company over the past five (5) years with a broad market equity index and a published industry or line-of-business index. For these purposes, the Company has chosen the Nasdaq Market Index and a Peer Group Index composed of a combination of those industries classified as "Media - Broadcasting - TV" and "Retail - Catalog & Mail Order Houses" by Media General Financial Services, Inc. The chart below uses as a beginning price the average of the high and low bid of the Company's Stock on June 30, 1995 (the last trading day prior to fiscal year
1996), and assumes $100 invested on that date.


                             6/30/95        6/30/96         6/30/97         6/30/98         6/30/99        6/30/00

Shop At Home                 100.00         140.91          102.27           129.55          323.87         169.89
Peer Group Index             100.00         141.34          143.15           178.50          201.05         266.01
Nasdaq Market                100.00         125.88          151.64           201.01          281.68         423.84


Compliance with Section 16(a) of the Exchange Act

         Officers, directors and certain shareholders of companies which have equity securities registered with the SEC under Section 12 of the Securities Exchange Act of 1934, as amended from time to time (the "Securities Exchange Act"), must file certain periodic reports (identified as Forms 3, 4 and 5) with respect to their stock ownership of the company, and certain changes therein. Based solely upon a review of the Forms 3 and 4 and amendments thereto furnished to the Company during the most recent fiscal year and Forms 5 and amendments thereto furnished to the Company with respect to the most recent fiscal year, no director, officer, or shareholder beneficially owning more than 10% of any class of equity securities failed on a timely basis to file reports required by
Section 16(a) of the Exchange Act:

                                 PROPOSAL NO. 2

APPROVAL OF THE ISSUANCE OF COMMON STOCK UPON CONVERSION OF THE SERIES B CONVERTIBLE PREFERRED STOCK, IN PAYMENT OF DIVIDENDS THEREON AND UPON EXERCISE OF THE WARRANTS IN EXCESS OF 19.99% OF THE NUMBER OF SHARES OF COMMON STOCK OUTSTANDING ON JUNE 30, 2000, PURSUANT TO RULE 4460 OF THE NASDAQ STOCK MARKET.

Background

          On June 30, 2000, the Company issued 2,000 shares of Series B Convertible Preferred Stock, $10,000 stated value per share (the "Series B Preferred Stock"), in a private placement to institutional investors. The net proceeds of the offering, after expenses, were approximately $19.1 million. The Company intends to use such proceeds primarily for general corporate purposes, including working capital.

          In connection with the sale of the Series B Preferred Stock, the Company issued warrants to purchase up to 2,000,000 shares of Common Stock (the "Warrants"). The Warrants expire on June 30, 2003 and have an exercise price of $5.00 per share, subject to certain adjustments. If all the Warrants were exercised, the Company would receive proceeds of approximately $10.0 million. The exercise price and number of shares purchasable upon exercise of the warrants are subject to adjustment upon the occurrence of certain dilutive events. The exercise price may also be lowered to the average of the closing bid prices for the 10 trading days immediately preceding and including June 30, 2001, if such average price is less than $5.00. If the Warrants are exercised, the Company intends to use the proceeds primarily for general corporate purposes, including working capital.

Waiver and Agreement

          The Series B Preferred Stock converts into Common Stock at a floating rate based on the market price of the Common Stock, subject to maximum conversion price which is presently $12.00. The lower the price of the Common Stock at the time the holder converts, the greater the number of shares of Common Stock the holder will receive. The terms of the Series B Preferred originally provided that the holders could not exercise their rights to convert the Series B Preferred Stock or engage in short sales of the Common Stock (beyond the number of shares of Common Stock issuable upon exercise of the Warrants) prior to December 31, 2000, unless certain events occurred. One such event would have occurred if the closing price of the Common Stock was below $3.00 for 10 trading days out of 15 consecutive trading days; another would have occurred if the closing price of the Common Stock was less than $2.50 for three consecutive trading days (the "Price Targets") . As of the close of trading on September 20, 2000, the closing price of the Common Stock had been below $3.00 for eight consecutive trading days.

          In order to prevent the removal of restrictions on conversion of all of the Series B Preferred Stock and the removal of all restrictions on short sales and the likely resulting significant dilution to the holders of Common Stock, the Company engaged in negotiations with the holders of the Series B Preferred Stock to restructure certain terms of the Series B Preferred Stock. On September 21, 2000, the Company entered into the Waiver and Agreement with the holders of the Series B Preferred Stock. The holders have agreed to waive through October 31, 2000 the application of the Price Targets that would have enabled the holders to voluntarily convert their Series B Preferred Stock and which would have rendered inapplicable certain restrictions on shorting our Common Stock. This waiver will extend until December 31, 2000 in the case of voluntary conversion, and until June 30, 2001 in the case of short selling, if by October 31, 2000 certain conditions are met. The conditions would be deemed satisfied by an agreement to sell a television station on certain specified terms, including for proceeds, net of related fees and expenses, in excess of $30 million. The Company expects that the sale of its Bridgeport station, if consummated, will satisfy this condition.

          The Company has also agreed with the holders of our Series B Preferred Stock that they will convert 500 shares of Series B Preferred Stock ($5 million stated value) into Common Stock by October 31, 2000, and another 500 shares of Series B Preferred Stock ($5 million stated value) into Common Stock between November 1, 2000 and December 31, 2000, subject to certain volume limitations and other conditions. Under the pre-existing terms of the Series B Preferred Stock the holders may, among other things, engage in short sales of Common Stock up to the amount of the conversions referenced above. The Company retains the right, subject to certain conditions, to redeem for cash the remaining 1,000 shares of Series B Preferred Stock ($10 million of the original $20 million of stated value issued).

Rule 4460 of the Nasdaq Stock Market

     Rule 4460 of the Nasdaq Stock Market, Inc. ("Rule 4460") sets forth certain corporate governance standards for issuers, such as the Company, whose securities are listed on the Nasdaq National Market. Rule 4460 requires, among other things, that the Company obtain shareholder approval for the sale or issuance in a transaction of a number of shares of Common Stock (or securities convertible into or exchangeable for Common Stock, such as the Series B Preferred Stock and the Warrants) equal to or in excess of 20% of the number of shares of Common Stock outstanding prior to such transaction if such issuance is for a purchase price which is less than the greater of the book or market value of the Common Stock. Because the Series B Preferred Stock and Warrants were issued under the same Securities Purchase Agreement to the same purchasers, the Company believes they would be treated as issued in a single transaction. Under the Company's Articles of Amendment of its charter for the Series B
Preferred Stock and under the terms of the warrants, the Company is not obligated to issue shares of Common Stock upon conversion of the Series B
Preferred Stock or exercise of the related warrants to the extent that the issuance would cause the Company to violate Rule 4460 (the "Rule 4460 Cap"). Accordingly, unless the Company obtains shareholder approval or is no longer subject to Rule 4460, then the Company is not obligated to issue more than 6,249,827 shares of Common Stock upon conversion of the Series B Preferred Stock, as payment of dividend thereon or upon exercise of the related warrants, which represents 19.99% of the 31,264,772 shares of Common Stock outstanding on the closing date of June 30, 2000.

         Because the conversion price of the Series B Preferred Stock is a floating price, the conversion of the Series B Preferred Stock, the payment of dividends thereon in shares of Common Stock, and the exercise of the Warrants could, absent the Rule 4460 Cap, result in the issuance of a number of shares of Common Stock greater than 20% of the outstanding Common Stock. Accordingly, the terms of the Series B Preferred Stock requires that the Company seek shareholder approval of the issuance of Common Stock under Rule 4460 on or prior to November 30, 2000 (the "Rule 4460 Approval") and provide for certain consequences if the Company fails to obtain such approval.

Consequences of the Vote to Approve or Not to Approve the Issuance of Common Stock Under Rule 4460

          If the Company obtains shareholder approval of the issuance of Common Stock upon conversion of the Series B Preferred Stock, in payment of dividends thereon and upon exercise of the Warrants in excess of the Rule 4460 Cap, the existing holders of Common Stock will be subject to further dilution as Rule 4460 will no longer limit the number of shares of Common Stock that would be subject to issuance.

          If we do not obtain shareholder approval by November 30, 2000, regardless of whether or not Rule 4460 limits our ability to issue Common Stock, under the terms of the Series B Preferred Stock:

              we will be required to pay a daily penalty for each day thereafter until the approval is obtained in the amount of 2% of the amount of the liquidation preference on the Series B Preferred Stock for a period of not more than 15 days in any one 365 day period; provided, that the total payments may not exceed the greater of $5,000,000 or such larger amount as would not constitute a violation of our Indenture and Revolving Credit Agreement;

              if the failure to obtain shareholder approval results in our inability to issue Common Stock upon a requested conversion of Series B Preferred Stock, in payment of dividends thereon, or upon exercise of the Warrants, we will be obligated to either delist our Common Stock from the Nasdaq Stock Market or redeem the Series B Preferred Stock and warrants at a price equal to, in the case of the Series B Preferred Stock, the greater of 125% of the stated value plus accrued and unpaid dividends, or the value of the Common Stock into which the Series B Preferred Stock is then convertible, or in the case of the warrants, the difference between the market price and the exercise price of the shares into which the warrants are then exercisable;

              the maximum conversion price for the Series B Preferred Stock (which is currently $12.00 per share) would be reduced to 68% of a percentage of the lowest closing bid price for the Common Stock from the date of the failure of the shareholder approval until such approval is obtained (or the applicable Series B Preferred Stock is converted);

              we would lose the right to redeem or require the conversion of the Series B Preferred Stock;

              we would lose the right to pay dividends on the Series B Preferred Stock through the issuance of Common Stock;

              the holders of the Series B Preferred Stock would have the immediate right to convert any or all of the Series B Preferred Stock into Common Stock;

              all restrictions on the ability of the holders of the Series B Preferred Stock to engage in short sales would be eliminated; and

              the lenders under our Revolving Credit Agreement and the holders of our Senior Secured Notes could take the position that any cash dividends on, other payments with respect to, or redemption of, the Series B Preferred Stock constitute a breach of our agreement with such lenders or holders.

Therefore, in the event that shareholder approval is not obtained, the holders of the Common Stock will be subject to substantial dilution that is potentially greater than the dilution that would be experienced if shareholder approval is obtained, a substantial decrease in the liquidity of the market for Common Stock and potentially a default under our Revolving Credit Agreement and Indenture.

Conversion Rate of the Series B Preferred Stock

          In general, each Series B Preferred Share is convertible into a number of shares of Common Stock equal to:

                $10,000, plus accrued and unpaid dividends
           _______________________________________________
           Conversion Price

The "Conversion Price" is the product of (x) a percentage equal to 97% for October 2000 and declining by 1% for each calendar month thereafter, provided that the percentage may not be less than 88%, and (y) the lowest closing bid price for our Common Stock for the four consecutive trading days ending on and including the conversion date.

         As of October 2, 2000, the Conversion Price was $2.121875 and the number of shares of Common Stock we would have been required to issue upon conversion of all 2,000 shares of Series B Preferred Stock (ignoring accrued dividends and certain limitations on conversion of the Series B Preferred Stock) was 9,425,626 representing, as of October 2, 2000, 23.1% of the Company's total shares of Common Stock outstanding after such conversion.

Dividends

         The Series B Preferred Stock accrues dividends at the rate of 6% per annum, payable on January 1, 2001, July 1, 2001 and quarterly thereafter or upon conversion or redemption. At the Company's option, dividends may be paid in cash or Common Stock, subject to the satisfaction of certain conditions. If the Company chooses to pay dividends in Common Stock, the number of shares to be issued in payment of a dividend on the Series B Preferred Stock will be equal to the accrued dividends divided by the dividend conversion price. The dividend conversion price is equal to 95% of the average of the closing sale prices of our Common Stock during the five consecutive trading days immediately preceding the dividend date. As of October 2, 2000, there were accrued and unpaid dividends of $309,041, which if paid in additional shares of Common Stock, would have resulted in the issuance of 118,025 shares of Common Stock, if the dividend date was October 2, 2000.



Additional Information Regarding the Terms of the Series B Preferred Stock and Warrants

         The original terms of the Series B Preferred Stock and Warrants and the related Securities Purchase Agreement, Warrant and Registration Rights Agreement are described in the Management's Discussion and Analysis of Financial Condition and Results of Operations and in Note 6 to the Company's Consolidated Financial Statements, which are included in the Annual Report to Shareholders for 2000 enclosed with this proxy statement. Copies of the relevant documents for the issuance of the Series B Preferred Stock were filed as exhibits to the Company's Report on Form 8-K, dated June 30, 2000. The terms of the Waiver and Agreement are described in, and the Waiver and Agreement is filed as an exhibit to, the Company's Report on Form 8-K, dated September 21, 2000. Shareholders desiring a more complete understanding of these securities are urged to refer to such disclosures and exhibits.

     In connection with the Company's issuance of the Series B Preferred Stock and the Warrants, the Company filed registration statements on Form S-3 with the Securities and Exchange Commission on July 26, 2000, and on September 27, 2000. Those registration statements relate to the resale of the shares of Common Stock that are issuable upon conversion of the Series B Preferred Stock, in payment of dividends thereon and upon exercise of the Warrants.

Vote Required

          The affirmative vote of the holders of a majority of the votes cast for and against this proposal by the shareholders at the annual meeting, in person or by proxy, is required for the approval of the issuance of the shares pursuant to Rule 4460.

Recommendation of the Board of Directors

          The Board of Directors believes that the approval by the shareholders of the issuance of the Common Stock upon conversion of the Series B Preferred Stock, the payment of dividends thereon, or upon the exercise of the Warrants pursuant to Rule 4460, has the potential to substantially dilute the interests of the existing holders of the Common Stock. Nevertheless, if the Company does not obtain shareholder approval necessary to issue the Common Stock pursuant to Rule 4460, the holders of the Common Stock will be subject to the same, and potentially greater, dilution, delisting of the Common Stock from the Nasdaq Stock Market and a substantial decrease in the liquidity of the market for Common Stock, and potentially a default under the Company's debt securities. Therefore, in order to protect the interests of the Company and the holders of its Common Stock, the Board of Directors has determined that approving the issuance of the Common Stock issuable upon conversion of the Series B Preferred Stock, in payment of dividends thereon, and upon exercise of the Warrants pursuant to Rule 4460 is advisable and in the best interest of the Company and its shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE ISSUANCE OF COMMON STOCK UPON CONVERSION OF THE COMPANY'S SERIES B CONVERTIBLE PREFERRED STOCK, IN PAYMENT OF DIVIDENDS THEREON AND UPON EXERCISE OF THE WARRANTS, PURSUANT TO RULE 4460 OF THE NASDAQ STOCK MARKET.

                                 PROPOSAL NO. 3
                                 OTHER BUSINESS

         The Board of Directors of the Company currently is unaware of any proposal to be presented at the Annual Meeting other than the matters specified in the Notice of Annual Meeting accompanying this Proxy Statement. Should any other proposal properly come before the Annual Meeting, the persons named in the enclosed proxy will vote on each such proposal in accordance with their discretion.


                                OTHER INFORMATION
Interests of Company Affiliates

         None of the Company's directors, executive officers or principal shareholders, including any of their affiliates has any interest in the matters to be acted upon at the Annual Meeting, other than the specific matters described herein.

Proposals of Shareholders

         Shareholders intending to submit proposals for presentation at the 2001 annual meeting of Shareholders of the Company for inclusion in the proxy statement and form of proxy relating to that meeting should forward those proposals to George J. Phillips, Secretary, Shop At Home, Inc., 5388 Hickory Hollow Parkway, Antioch, Tennessee 37013. Proposals must be in writing and must be received by the Company a reasonable time before the Company begins to print and mail its proxy material for the 2001 annual meeting. Proposals should be sent to the Company by certified mail, return receipt requested.

Cost of Solicitation of Proxies

         The cost of solicitation of proxies, including expenses in connection with preparing, assembling and mailing this Proxy Statement, will be borne by the Company. That solicitation will be made by mail, and also may be made by the Company's regular officers or employees, personally or by telephone or telegram. The Company may reimburse brokers, custodians and nominees for their expenses in sending proxies and proxy material to beneficial owners.

Annual Report

         The Company's 2000 Annual Report on Form 10-K accompanies this Proxy Statement. The Annual Report does not form any part of the material for the solicitation of proxies.

                               SHOP AT HOME, INC.

         Proxy Solicited by the Board of Directors of Shop At Home, Inc. for the Annual Meeting of Shareholders to be held on November 17, 2000.

         The undersigned hereby appoints A. E. Jolley and Joseph I. Overholt, and each of them, as proxies, with full power of substitution, to vote all shares of the undersigned as shown below on this proxy at the Annual Meeting of Shareholders of Shop At Home, Inc. to be held at the offices of Shop At Home, Inc., located at 5388 Hickory Hollow Parkway, Antioch, Tennessee, 37013, on November 17, 2000, at 10:00 a.m., Central Standard Time, and any adjournments thereof.

(1)      ELECTION OF DIRECTORS:

         [  ]     FOR  all  the  following  nominees (except as indicated to the contrary below):

                  J.D.  Clinton,   Kent  E.  Lillie,  A. E.  Jolley,  Joseph  I.
                  Overholt, J. Daniel Sullivan and Frank A. Woods (to serve until the next annual meeting)

         [  ]     AGAINST the following nominee(s) (please print name(s)):


         [  ]     WITHHOLD  AUTHORITY  (ABSTAIN)  to  vote  for  the   following
                  nominees (please print name):


         [  ]     AGAINST all nominees.

         [  ]     WITHHOLD AUTHORITY (ABSTAIN) to vote for all nominees.


(2) To approve the issuance of Common Stock upon conversion of the Company's Series B Convertible Preferred Stock, in payment of dividends thereon and upon exercise of the warrants, pursuant to Rule 4460 of the Nasdaq Stock Market.

         [  ]FOR         [  ] AGAINST       [  ] WITHHOLD AUTHORITY (ABSTAIN)

(3) In their discretion, to transact such other business as may properly be brought before the meeting or any adjournment thereof.

         [  ]FOR         [  ] AGAINST       [  ] WITHHOLD AUTHORITY (ABSTAIN)

             (Please date and sign this proxy on the reverse side.)

         Your shares will be voted in accordance with your instructions. If no choice is specified, shares will be voted FOR the nominees in the election of directors, and FOR the issuance of common stock.


Date          , 2000.                       PLEASE SIGN HERE AND RETURN PROMPTLY







                                                            Please sign  exactly
                                                            as your name appears
                                                            at     left.      If
                                                            registered   in  the
                                                            names of two or more
                                                            persons, each should
                                                            sign.     Executors,
                                                            administrators,
                                                            trustees, guardians,
                                                            attorneys,       and
                                                            corporate   officers
                                                            should   show  their
                                                            full titles.



IF you have changed your address, please PRINT your new address on this line.